Exhibit 10.5.1

TELENAV, INC.

DOUGLAS MILLER EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Douglas Miller (“Executive”) and TeleNav, Inc. (the “Company”), effective as of October 28, 2009 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Position and Duties. Executive will continue to serve as the Company’s Chief Financial Officer. Executive will continue to render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”). The Board or CEO may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Term of Agreement. This Agreement will have an initial term of three (3) years from the Effective Date, unless terminated earlier under this Agreement’s provisions. On the third anniversary of the Effective Date, this Agreement will automatically renew for additional one (1) year terms unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, in the event of a Change of Control, the term of this Agreement will automatically extend through the eighteen-month anniversary of such Change of Control. Additionally, on the eighteen-month anniversary of such Change of Control and each annual anniversary thereafter, this Agreement will automatically renew for additional one (1) year terms unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to such anniversary. If Executive becomes entitled to severance benefits pursuant to Section 8 hereof, this Agreement will not terminate until all of the obligations under this Agreement have been satisfied.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of Two Hundred Thousand Dollars and No Cents ($200,000.00) as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Target Bonus. Executive will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board or the Compensation Committee of the Board (the “Committee”). Any bonus, or any portion thereof, will be paid as soon as practicable after the Committee determines that the bonus has been earned, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.

(c) Equity Awards. Executive will continue to be eligible to receive awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Committee will determine in its discretion whether Executive will be granted any such equity awards and its terms in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5. Employee Benefits. Executive will continue to be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Vacation. Executive will continue to be entitled to paid vacation, in accordance with the Company’s vacation policy for senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Upon Executive’s termination of employment, Executive will be entitled to receive Executive’s accrued but unpaid vacation through the date of Executive’s termination.

7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Severance.

(a) Termination for other than Cause, Death or Disability Apart from a Change of Control. During the Employment Term, if earlier than two (2) months prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment other than for Cause, death or disability, then, subject to Section 9 below, Executive will receive the following severance from the Company:

(i) Severance Payment. Executive will receive: (A) a lump-sum severance payment in an amount equal to six (6) months of Executive’s Base Salary (as in effect immediately prior to Executive’s termination), and (B) a lump-sum pro-rated amount of Executive’s bonus for the year in which the termination occurs (adjusted as appropriate based on the extent to which any applicable performance objectives have then been achieved and the relative weightings thereof, each as determined in the sole and absolute discretion of the Board or Committee acting in good faith).

(ii) Continued Employee Benefits. Executive will receive Company-paid coverage for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans until the earlier of (i) a period of six (6) months from the date of Executive’s termination of employment with the Company, or (ii) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.

(b) Termination for other than Cause, Death or Disability or Resignation for Good Reason upon or within Two Months Prior to, or Twelve Months Following, a Change of Control. During the Employment Term, if upon or within two (2) months prior to, or twelve (12) months following, a Change of Control, (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment other than for Cause, death or disability, or (ii) upon Executive’s resignation with the Company (or any parent or subsidiary or successor of the Company) for Good Reason, then, subject to Section 9 below, Executive will receive the following severance from the Company:

(i) Severance Payment. Executive will receive: (A) a lump-sum severance payment in an amount equal to twelve (12) months of Executive’s Base Salary (as in effect immediately prior to Executive’s termination), and (B) a lump-sum pro-rated amount of Executive’s bonus for the year in which the termination occurs (adjusted as appropriate based on the extent to which any applicable performance objectives have then been achieved and the relative weightings thereof, each as determined in the sole and absolute discretion of the Board or Committee acting in good faith).

(ii) Continued Employee Benefits. Executive will receive Company-paid coverage for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.

(iii) Accelerated Vesting. One hundred percent (100%) of Executive’s outstanding equity awards will immediately vest prior to Executive’s termination and become exercisable. The equity awards will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the stock or equity plan and award agreement.

(c) Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason upon or within two (2) months prior to, or twelve (12) months following, a Change of Control), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 8.

9. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Non-Solicitation. The receipt of any severance benefits pursuant to Section 8(a) or (b) will be subject to Executive not violating the provisions of Section 16. In the event Executive breaches the provisions of Section 16, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 8(a) or (b) will immediately cease and the Company will be entitled to any other rights and remedies and may take any other action legally permissible as a result of breaching the provisions of Section 16.

(c) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined in Section 15).

(d) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(d)(iii). Except as required by Section 9(d)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the severance payments under Sections 8(a)(i) or 8(b)(i); (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10.

11. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or

Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 8(a) or 8(b). The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for Executive’s eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable.

(b) Cause. For purposes of this Agreement, “Cause” is defined as:

(i) any material act of personal dishonesty made by Executive in connection with Executive’s responsibilities as an employee;

(ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

(iii) Executive’s gross misconduct;

(iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;

(v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or

(vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control;

(ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 11(c)(ii) the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this Section 11(c)(ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(iii) a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(d) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent:

(i) the assignment to Executive of any duties, the reduction of Executive’s duties or the removal of Executive from his or her position and responsibilities, either of which must result in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, unless Executive is provided with a comparable position (i.e., Chief Financial Officer of the parent company of the combined entity);

(ii) A material reduction in Executive’s Base Salary, unless the Company also similarly reduces the base salaries of all other similarly situated employees of the Company (and, if applicable, its successor) (for these purposes, a reduction of Executive’s Base Salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii) a material change in the geographic location of Executive’s primary work facility or location; provided, however, that a relocation of less than thirty five (35) miles from Executive’s then present location will not be considered a material change in geographic location; or

(iv) the failure of the Company to obtain assumption of this Agreement by any successor, which shall be deemed a material breach by the Company of this Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(f) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notice. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company:

TeleNav, Inc.

1130 Kifer Road

Sunnyvale, CA 94086

Attn: General Counsel

If to Executive:

at the last residential address known by the Company.

14. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil

Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Santa Clara County, California.

(d) Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Confidential Information. Executive agrees to continue to be bound by the TeleNav, Inc. Proprietary Information Agreement (the “Confidential Information Agreement”) entered into by and between Executive and the Company dated May 15, 2006.

16. Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his or her obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

17. Miscellaneous Provisions.

(a) Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(b) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the employment agreement between Executive and the Company, dated April 20, 2006. With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent otherwise explicitly provided in the applicable award agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(e) Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(h) Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	TELENAV, INC.

	By:	/s/ H.P. Jin
	Title:	President and CEO

EXECUTIVE	By:	/s/ Douglas Miller
Douglas Miller